PROXY STATEMENT PURSUANT TO SECTION 14(a)
                        OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         USBANCORP, INC.
         (Name of Registrant as Specified in its Charter)


_________________________________________________________________
            (Name of Person(s) Filing Proxy Statement
                    if other than Registrant)


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
NOTICE OF

ANNUAL

MEETING OF

SHAREHOLDERS

AND PROXY

STATEMENT











                           USBANCORP, INC.

                           MAIN AND FRANKLIN STREETS
                           P.O. BOX 670
                           JOHNSTOWN, PENNSYLVANIA  15907-0670

                           To Be Held April 23, 1996

                                    March 22, 1996




Dear Shareholder:

       USBANCORP, Inc.'s Annual Meeting of Shareholders will be held Tuesday, April 23, 1996, at 1:30 p.m., Eastern Time, at the
Holiday Inn, Cambria Room, 250 Market Street, Johnstown,
Pennsylvania, 15901-2996.

       The matters to be acted upon at the meeting are:

             (a)    the election of five Class I directors; and

             (b)    consideration of a shareholder proposal.

       Please review the enclosed material and sign, date and return the proxy card whether you plan to attend or not so that the matters coming before the meeting may be acted upon.

       I look forward to meeting you and welcome the opportunity to discuss the business of your Corporation.

                                        Cordially,


                                        /s/ Terry K. Dunkle
                                        Terry K. Dunkle
                                        Chairman, President and
                                        Chief Executive Officer

                                    USBANCORP, Inc.
                            Johnstown, Pennsylvania  15901

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                     March 22, 1996

To The Shareholders:

       NOTICE IS HEREBY GIVEN that pursuant to the call of its directors, the Annual Meeting of Shareholders of USBANCORP, Inc. will be held at the Holiday Inn, Cambria Room, 250 Market Street, Johnstown, Pennsylvania, 15901-2996, on Tuesday, April 23, 1996, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

       1. Election of five Class I directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1);

       2.    Consideration of a shareholder proposal (Matter No. 2);
and

       3. Such other business as may properly come before the meeting or any adjournment thereof.

       Only those shareholders of record at the close of business on March 5, 1996 shall be entitled to notice of and to vote at the meeting. A Proxy Statement, a proxy and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy and return it promptly in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

       This Notice, the accompanying Proxy Statement and form of proxy are sent to you by order of the Board of Directors.


                                        /s/ Betty L. Jakell
                                        Betty L. Jakell,
                                        Secretary
Johnstown, Pennsylvania
March 22, 1996
                                    USBANCORP, Inc.
                               Main and Franklin Streets
                                     P.O. Box 670
                          Johnstown, Pennsylvania  15907-0670


                                    PROXY STATEMENT


                                        GENERAL

Introduction


       The Proxy Statement and enclosed proxy are being mailed to the shareholders of USBANCORP, Inc. ("USBANCORP" or the "Company"), on or about March 22, 1996, in connection with the solicitation of proxies by the Board of Directors of USBANCORP. The proxies will be voted at the Annual Meeting of the Shareholders of USBANCORP to be held on Tuesday, April 23, 1996, at 1:30 p.m., Eastern Time, at the Holiday Inn, Cambria Room,
250 Market Street, Johnstown, Pennsylvania, 15901-2996 (the "Annual Meeting"). USBANCORP's Annual Report and Form 10-K for the year ended December 31, 1995, accompanies this Proxy Statement. It should not be regarded as proxy solicitation material.

Solicitation of Proxies

       The cost of the solicitation of proxies will be borne by USBANCORP. In addition to the use of the mails, some directors and officers of USBANCORP may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. Arrangements may be made by USBANCORP with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and USBANCORP may reimburse them for reasonable expenses they incur in so doing.

Voting Securities

       Holders of record of USBANCORP Common Stock as of the close of business on March 5, 1996 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 5, 1996, there were outstanding
5,292,739 shares of common stock, par value $2.50 per share, of USBANCORP (the "USBANCORP Common Stock"), the only class of capital stock of USBANCORP outstanding. As a result of USBANCORP's previously announced stock repurchase program, USBANCORP has repurchased approximately 472,912 shares or 8.29% of the outstanding USBANCORP Common Stock as of the Record Date. These shares may not be voted at the Annual Meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of USBANCORP Common Stock are entitled to cumulate their vote in the election of directors.

       If a shareholder participates in USBANCORP's Dividend Reinvestment and Common Stock Purchase Plan, the proxy card sent to such shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Dividend Reinvestment Plan account.

       If the enclosed form of proxy is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of the nominees of USBANCORP's Board of Directors and "AGAINST" the shareholder proposal.

Right of Revocation

       Proxies may be revoked at will at any time before they have been exercised by filing with the Secretary of USBANCORP an instrument of revocation or a duly executed proxy bearing a later date. Any shareholder attending the Annual Meeting may also revoke a previously granted proxy by voting in person at the Annual Meeting.

Quorum

       Under USBANCORP's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the Annual Meeting.

Principal Shareholders

             The following table sets forth information regarding persons or entities known to USBANCORP's management to own, as of March 5, 1996, 5% or more of the outstanding shares of USBANCORP
Common Stock:

                                        Amount of
  Name and Address                      Beneficial    Percent of
of Beneficial Owner                      Ownership   Common Stock

Integra Investment Company               275,000       5.19%
103 Springer Building
3411 Silverside Road
Wilmington, Delaware 19810

                                     MATTER NO. 1
                            ELECTION OF USBANCORP DIRECTORS

General

       The Articles of Incorporation of USBANCORP provide that USBANCORP's business shall be managed by a Board of Directors of not less than 5 and not more than 25 persons. Under the Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by resolution of the shareholders at a meeting. The number of directors for 1996 has been set by the Board at 16.

       USBANCORP's Board of Directors, as provided in its Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, each being as nearly equal in number as possible. The directors in each class serve terms of three years each and until their successors are elected and qualified. Under USBANCORP's Bylaws, a person elected to fill a vacancy on the Board of Directors serves as a director for the remaining term of office of the class to which he or she was elected.

       The Board of Directors fixed the number of directors in Class I at five and has nominated Messrs. Jerome M. Adams,
James M. Edwards, Sr., Richard W. Kappel, James C. Spangler, and Robert L. Wise for election as Class I directors for three-year terms to expire at the 1999 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. Each of the Board nominees for election as director is presently a director of USBANCORP. Directors Adams, Kappel, Spangler and Wise were elected by the shareholders at the 1993 Annual Meeting. Director Edwards was appointed to the Board to fill a vacancy created in accordance with the Merger Agreement dated
November 10, 1993, as amended on January 18, 1994, among USBANCORP, United States National Bank in Johnstown ("U.S. Bank") and Johnstown Savings Bank ("JSB"). The remaining directors will continue to serve in accordance with their previous election with the terms of the Class II and Class III directors expiring in 1997 and 1998, respectively.

       The Bylaws of USBANCORP permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of USBANCORP not less than 60 days nor more than 90 days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

       With respect to the election of directors, each shareholder has the right to vote, for each share of USBANCORP Common Stock held by him or her, as many votes as shall equal the number of directors to be elected, and he or she, or his or her proxy, may cast the whole number of votes for one nominee or distribute them among two or more nominees. Unless authority is withheld as to a particular nominee or as to all nominees, all proxies will be voted for the five nominees listed below. The proxies will have authority to cumulate votes in their discretion except to the extent a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

       Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed below, each of whom is now a director of USBANCORP and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by the USBANCORP Board of Directors in the event any nominee or nominees become unavailable for election. The USBANCORP Board of Directors has no reason to believe that any of the nominees will not serve if elected.

       The following tables set forth, as to each of the nominees for election as a Class I director and as to each of the continuing Class II and Class III directors, his age, principal occupation and business experience, the period during which he has served as a director of USBANCORP or an affiliate and other business relationships. There are no family relationships between any of the listed persons.

                                   Nominees for Election as
                           Class I Directors - Terms Expire in 1999

                                                                   Directorship in
                                                     Director      other Reporting
Name and Principal Occupation(1)        Age          Since(2)(3)      Companies
Jerome M. Adams                          64             1973            None
  Senior Partner, Adams,
  Myers and Baczkowski,
  Attorneys-at-Law

James M. Edwards, Sr.                    56             1984            None
  President and Chief Executive
  Officer, WJAC, Inc.

Richard W. Kappel                        64             1967            None
  CEO, Secretary and Treasurer,
  Wm. J. Kappel Wholesale Co.

James C. Spangler                        68             1980            None
  Retired; Former Owner,
  Somerset Auction and
  Transfer, Inc.

Robert L. Wise                           52             1986       General Public
  President, GPU Generation                                        Utilities Service
  Corporation                                                      Corporation, General
                                                                   Public Utilities
                                                                   Nuclear Corporation and
                                                                   Energy Initiatives,
                                                                   Inc.

                           Class II Directors - Terms Expire in 1997

                                                                   Directorship in
                                                     Director      other Reporting
Name and Principal Occupation(1)        Age          Since(2)(3)      Companies
Clifford A. Barton                       67             1966       Crown American
  Retired; Former Chairman,                                        Realty Trust
  President and Chief Executive
  Officer of USBANCORP and
  Chairman of the Board of
  United States National Bank
  in Johnstown, Three Rivers
  Bank and Trust Company,
  Community Bancorp, Inc. and
  USBANCORP Trust Company

Louis Cynkar                             51             1994            None
  Executive Vice President and
  Corporate Senior Commercial
  Loan Officer, USBANCORP, Inc.

James F. O'Malley                        70             1983            None
  Senior Lawyer, Yost &
  O'Malley, Attorneys-at-Law

Frank J. Pasquerilla                     69             1969       Crown American
  Chairman of the Board and                                        Realty Trust
  Chief Executive Officer,
  Crown American Realty Trust

Thomas C. Slater                         53             1980            None
  Owner, President and Director,
  Slater Laboratories, Inc.,
  Clinical Laboratory

W. Harrison Vail                         55             1984            None
  President and Chief Executive
  Officer, Three Rivers Bank
  and Trust Company, Community
  Bancorp, Inc. and Community
  Savings Bank

                          Class III Directors - Terms Expire in 1998

                                                                   Directorship in
                                                     Director      other Reporting
Name and Principal Occupation(1)        Age          Since(2)(3)      Companies
Michael F. Butler                        60             1993            None
  Business Consultant and
  Attorney-at-Law

James C. Dewar                           58             1974            None
  President and Owner, Jim
  Dewar Oldsmobile, Inc.

Terry K. Dunkle                          54             1988            None
  Chairman, President and
  Chief Executive Officer
  of USBANCORP and Chairman
  of the Board of United
  States National Bank in
  Johnstown, Three Rivers
  Bank and Trust Company,
  Community Bancorp, Inc.
  and USBANCORP Trust Company

John H. Kunkle, Jr.                      68             1989            None
  Retired; Former Vice
  Chairman and Director,
  Commonwealth Land Title
  Insurance Company

Jack Sevy                                65             1984            None
  Retired; Former Owner and
  Operator, New Stanton West
  Auto/Truck Plaza
________________________

(1) All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years.

(2) Reflects the earlier of the first year as a director of USBANCORP, U.S. Bank, Three Rivers Bank and Trust Company
       ("Three Rivers Bank"), Community Bancorp, Inc.
       ("Community"), or JSB.

(3) All incumbent directors were elected by the shareholders except for Directors Cynkar and Edwards, who were appointed by the Board of Directors in 1994. Director Edwards was appointed to serve as a Class I director in connection with the merger of JSB with and into U.S. Bank. Under the terms of the merger agreement, USBANCORP has agreed to use its best efforts to cause Director Edwards to be renominated for an additional term upon the expiration of his initial term, which, is the term expiring in 1996.

Security Ownership of Management

       The following table sets forth information concerning the number of shares of USBANCORP Common Stock beneficially owned, as of March 5, 1996, by each present director, nominee for director, and each executive officer named in the compensation table set forth elsewhere herein.

                                        Amount and Nature
                                          of Beneficial                Percent
Name of Beneficial Owner(1)               Ownership(2)                of Class
Jerome M. Adams...............               5,163                        *
Clifford A. Barton(3).........              71,952                       1.35
Michael F. Butler.............               5,555                        *
Louis Cynkar(4)...............               5,789                        *
James C. Dewar................              20,113                        *
Terry K. Dunkle...............              22,829                        *
James M. Edwards, Sr.(5)......               8,588                        *
Orlando B. Hanselman..........               8,433                        *
Richard W. Kappel.............              10,064                        *
John H. Kunkle, Jr............               6,261                        *
James F. O'Malley(6)..........              34,546                        *
Frank J. Pasquerilla(7).......              51,422                        *
Jack Sevy.....................               1,711                        *
Thomas C. Slater(8)...........               8,838                        *
James C. Spangler.............               5,696                        *
W. Harrison Vail..............              18,364                        *
Robert L. Wise(9).............               2,526                        *

Officers, Directors
  and Nominees for
  Directors as a
  Group (10)...................            287,850                       5.43
__________________

*Less than 1%

(1) Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director as a group, has sole investment and voting power as to all the shares shown as beneficially owned with the exception of those held by certain officers, directors and nominees for director jointly with their spouses or directly by their spouses or other relatives.

(2) Includes shares that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options as follows: 2,135, 8,000, 5,967, 8,667 and 24,769 shares of USBANCORP Common Stock held by Directors Cynkar, Dunkle, Hanselman and Vail and the group, respectively. In addition, Directors Cynkar, Dunkle, Hanselman, and Vail and the group hold outstanding options to acquire 1,833, 5,000, 1,833, 1,833, and 10,499 shares of
       USBANCORP Common Stock, respectively, that first become exercisable, in part, in January and February of 1997, and therefore are excluded.

(3)    Includes 35,510 shares of USBANCORP Common Stock held by
       Mr. Barton's wife as to which shares Mr. Barton disclaims beneficial ownership.

(4)    Includes 875 shares of USBANCORP Common Stock held by
       Mr. Cynkar's wife as to which Mr. Cynkar disclaims beneficial ownership.

(5) Includes 1,970 shares of USBANCORP Common Stock held by the WJAC Pension Plan of which Mr. Edwards is one of three trustees. Mr. Edwards disclaims beneficial ownership of such shares.

(6) Includes 89 and 2,143 shares of USBANCORP Common Stock held by Mr. O'Malley's wife and daughter, respectively, as to which Mr. O'Malley disclaims beneficial ownership.

(7)    Includes 1,014 shares of USBANCORP Common Stock held by
       Crown American Enterprises, Inc. of which Mr. Pasquerilla is an officer and controlling shareholder.

(8)    Includes 597 shares of USBANCORP Common Stock held by
       Mr. Slater's wife as to which Mr. Slater disclaims beneficial ownership.

(9)    Includes 203 shares of USBANCORP Common Stock held by
       Mr. Wise's son as to which Mr. Wise disclaims beneficial ownership.

(10) The group consists of 18 persons, being the members of the Board of Directors of USBANCORP, the Chief Executive Officer and each other named executive officer of USBANCORP set forth on the compensation table elsewhere herein as of March 5, 1996.

Board and Committees

       The Board of Directors has various standing committees including an Audit Committee, a Nominating Committee and a Management Compensation Committee (the "Compensation Committee"). During 1995, the Board of Directors held 5 meetings, the Audit Committee held 9 meetings, the Nominating Committee held
1 meeting, and the Compensation Committee held 7 meetings. Each director attended at least 75% of the combined total of meetings of the Board of Directors and of each committee of which he was a member except Mr. Edwards, who attended 68%, and Mr. Robert A. Allen, who attended 71%. Mr. Allen, a Class I director, is not standing for re-election because he has reached the mandatory retirement age for Board members.

       The Audit Committee is responsible for recommending to the Board of Directors the appointment of an independent public accountant to audit the books and accounts of USBANCORP and its subsidiaries, reviewing the reports of the Audit Department and the reports of examination conducted by the bank and bank holding company regulators and USBANCORP's independent public accountants, reviewing the adequacy of internal audit and control procedures, and reporting to the Board of Directors. The Audit Committee is presently comprised of Directors Adams, Dewar, Edwards, Kappel, Kunkle, O'Malley (Chairman), Sevy and Spangler.

       The Nominating Committee presently consists of Directors Barton, Dunkle, O'Malley and Pasquerilla (Chairman). The Nominating Committee is responsible for nominating individuals to stand for election as directors at the Annual Meeting of Shareholders and will consider nominees recommended by shareholders. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in
Section 1.3 of USBANCORP's Bylaws. Notification of such nomination, containing the required information, must be mailed or delivered to the President of USBANCORP not less than 60 days or more than 90 days prior to the Annual Meeting.

       The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. No director who is eligible to receive any benefit under plans administered by the Compensation Committee, except for benefits payable to directors under the Independent Directors Annual Retainer Plan (the Committee's administration of which is limited to coordinating the payment of a predetermined retainer) may serve on the Compensation Committee. The Compensation Committee is presently comprised of Messrs. Barton, O'Malley, Pasquerilla and Wise (Chairman). See "Executive Compensation" herein.

Compensation of Directors

       Executive officers of USBANCORP who are directors or members of committees of the USBANCORP Board of Directors or its subsidiaries receive no compensation for such positions. In
1995, independent directors of USBANCORP received a retainer of $6,000 per year payable in USBANCORP Common Stock. In addition, directors received cash compensation for attendance at USBANCORP Board of Directors meetings of $450 per meeting. A fee of $200 was paid for attendance at committee meetings of the USBANCORP Board of Directors. Certain non-officer directors of USBANCORP are also directors of U.S. Bank, Three Rivers Bank, Community, Community Savings Bank ("Community Savings") and USBANCORP Trust Company (the "Trust Company"). Directors serving on the Board of Directors of U.S. Bank, Three Rivers Bank or the Trust Company are compensated for their services by a payment of $350 for each Board of Directors meeting attended and $200 for each committee meeting of those Boards attended. Directors serving on the Board of Directors of Community Savings are compensated for their services by a payment of $600 for each Board of Directors meeting attended and $200 for each committee meeting attended. Because the Boards of Directors of Community and Community Savings are comprised of the same members, the directors serving on the Board of Directors of Community are not compensated for their services on the Community Board.

                                EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

       USBANCORP's Management Compensation Committee oversees the Company's executive compensation programs to ensure that they: attract and retain high caliber executives, deliver the total compensation package in a cost-effective manner, reinforce key business objectives, provide competitive compensation opportunities for competitive results, induce management ownership of Company stock, and comply with applicable regulations.

       The role of the Committee is to approve executive salary adjustments, to administer the annual incentive plan (including establishment of performance goals), and to administer the stock option plan in a manner that is consistent with the Company's pay policy. Additionally, from time to time, the Committee reviews other human resource issues, including qualified and non-qualified benefits, management performance evaluation, and succession planning.

Executive Compensation Policies

       The Committee uses a formal executive compensation policy to assist it in evaluating and administering executive pay. The policy addresses each of the major components of the executive pay program and is summarized below.

- Maintain a conservative executive base salary practice (approximating the 40th percentile of competitive practices - defined below) in light of stakeholder sensitivities, sustained performance results, and USBANCORP's long-term focus.

- Maintain a competitive annual incentive program that recognizes the achievement of important milestones en route to USBANCORP's long-term objectives, providing target and maximum annual total cash opportunities that approximate the 40th and 60th percentiles of competitive annual total cash practices, respectively. A portion of all plan participants' rewards are based upon corporate performance relative to goal. Some participants are also evaluated and rewarded based upon subsidiary and individual performance achievements.

- Maintain competitive long-term incentives that: align management's financial interests with those of the Company's shareholders, help induce management ownership of Company stock, support the achievement of USBANCORP's long-term financial objectives, and provide median long-term incentive reward opportunities.

- Provide typical benefits through qualified programs generally available to all employees, supplemented by non-qualified arrangements, as appropriate.

- Provide perquisites on a limited basis, only to the extent that they support legitimate business needs.

- Competitive pay practices are determined using two different sets of data -- survey data and peer data.

       - Survey data includes compensation data from banking industry compensation surveys. Competitive compensation practices are determined using compensation levels at holding companies and subsidiaries of comparable size to USBANCORP and its subsidiaries for positions comparable to those held by the Named Officers.

       - Peer data comes from a group of fifteen multi-bank, bank holding companies of comparable size to USBANCORP. Most of the institutions are located in Pennsylvania or Ohio, to recognize USBANCORP's more immediate labor markets and similar business environments. The other institutions are generally located in non-major metropolitan cities of the following states: Illinois, Indiana, Michigan, and West Virginia.

       - The indices used in the Stock Performance Chart are NASDAQ/NMS (U.S. Companies) and NASDAQ Bank Stocks. While USBANCORP believes that some of the surveyed banks and some of the peer banks may be included within these indices, it is not the intention of the Committee to establish executive pay practices based on the pay practices of the organizations that compose these indices. The Committee believes that some of the organizations in these indices would be either too large or too small to be relevant for setting pay for USBANCORP and subsidiary executives. The aforementioned surveyed banks and peer banks provide the Committee with an organizational-size-sensitive basis for establishing executive pay practices.

Relationship of Performance Under Compensation Plans

       Base salaries for executives of USBANCORP and subsidiaries are established in light of competitive practices and are consistent with the Company's compensation policy. Although the Committee relies primarily on the annual incentive plan and the stock option plan to establish the desired pay-for-performance relationship, the existing salary philosophy of providing USBANCORP and subsidiary executives with base salaries below the median of competitive practices reflects the Committee's intention to closely manage fixed compensation expenses until performance reaches a sustainable level that suggests a median salary practice is appropriate.

       The Company administers an annual incentive plan through which participants can earn performance-based compensation. The bonuses of those named officers employed at year-end were based on three components of corporate performance-return on equity
(ROE), total return to shareholders, and a third-party comparative estimate of the holding company's CAMEL rating. (A CAMEL rating is an overall indicator of the performance and financial soundness of the institution using a variety of indicators.)

       Because USBANCORP did not achieve its ROE goal for plan year 1995, that portion of the named officers' annual bonuses dependent upon ROE performance was not earned. Based on the Company's annualized total return to shareholders relative to absolute standards set by reference to a peer group, the named officers earned the portion of their awards that was dependent on USBANCORP's return to shareholders performance over the five-year period ending in 1995. (This peer group was also used as a source of competitive compensation data to assist the Committee in carrying out its stated compensation policy.) A portion of the named officers' bonuses allocated to CAMEL performance was earned. Because of a mid-year change in the methodology used in calculating the CAMEL ratio, determination of performance relative to pre-set goals was left to the Committee's judgment.

       To ensure consistency with the Company's compensation strategy and to continue to reinforce USBANCORP's commitment to creating value for shareholders, 20,500 stock options were granted on January 24, 1995 to 20 executives. Additional stock option awards of 36,300 were subsequently made to 34 employees from September 1995 through November 1995. Neither the CEO nor any of the Named Officers received any additional awards after January 1995. The supplemental awards were made in consideration of the exceptional efforts and sacrifices made by key employees in the Company's quest for achievement of its return on equity objective.

       In October 1995, the Committee approved a stock ownership program to further enhance the stock option plan's role in aligning management and shareholder interests. As adopted, the policy sets a five-year period during which executives are expected to attain their respective target ownership levels. The policy also requires executives to retain all or a portion of the net proceeds from option exercises in the form of Company stock. The success of the executives in attaining their ownership targets will be a consideration in determining future compensation actions.

1995 Compensation for the Chief Executive Officer

       At January 1, 1995, Mr. Dunkle's annual base salary rate was $220,000. In February 1995, the Committee approved a salary increase of 7%, to an annual base salary rate of $235,000. This action reflects the Committee's decision to move Mr. Dunkle's salary to the targeted position over the first several years of his tenure as CEO. This increase is therefore consistent with the Company's compensation policy in that the increase moved
Mr. Dunkle's salary closer to the targeted competitive position, which is at the 40th percentile of competitive practices.
Because the increase occurred after the start of the year, the salary earned and reported in the summary compensation table falls between these two annual salary rates.

       Mr. Dunkle earned $51,561 under the Company's annual incentive plan, which represents a portion of the total opportunity that could have been earned under the plan. As previously indicated with respect to all named officers, none of Mr. Dunkle's incentive opportunity allocated to ROE performance was earned in 1995 and only a portion of the incentive opportunity allocated to CAMEL rating performance was earned in 1995. With respect to that portion of the incentive opportunity that was allocated to annualized total returns to shareholders in the five-year period ending 1995, all of Mr. Dunkle's incentive opportunity was earned in 1995.

       On January 24, 1995, the Committee awarded 5,000 stock options to Mr. Dunkle. This award is consistent with the strategy identified in the section Executive Compensation Policies. The exercise price of $21.44 per optioned share for all 5,000 options is equal to the fair market price of USBANCORP stock at the time of the grant. These stock options vest and become exercisable in three equal installments on the first, second, and third anniversaries of the grant. The options expire ten years from the date of the grant.

       The stock ownership program approved in October 1995 applies to Mr. Dunkle and to other executives, including the Named
Officers who remain employees. The value of the stock required by Mr. Dunkle's stock ownership target exceeded two times his salary at the time the program was approved.

Impact of Omnibus Budget Reconciliation Act of 1993 - Section
162(m)

       The Omnibus Budget Reconciliation Act of 1993 (OBRA) Section 162(m) prohibits a publicly owned company from taking a compensation deduction for tax purposes for annual compensation in excess of $1,000,000 for any of the executive officers named in its Summary Compensation Table. To the extent that certain guidelines are met, compensation in excess of $1,000,000 is exempt from this limitation.

       The Committee does not believe that the deduction limit imposed by OBRA will affect compensation deductibility given the compensation opportunities of the Named Officers under the Company's existing compensation programs. The Committee will continue to evaluate the potential impact of Section 162(m) and take such actions as it deems appropriate.

       This report is furnished by Messrs. Barton, O'Malley, Pasquerilla, and Wise (Chairman).

Compensation Committee Interlocks and Insider Participation

       Messrs. Barton, O'Malley, Pasquerilla, and Wise (Chairman) served as members of the Management Compensation Committee during 1995. Each member of the Committee is excluded from participation in any plan administered by the Committee while serving as a member, except for participation in the Independent Directors' Annual Retainer Plan (the Management Compensation Committee's administration of which is limited to coordinating the payment of a predetermined retainer). Mr. Barton did not serve on the Management Compensation Committee while serving as Chairman, President and Chief Executive Officer of USBANCORP.
Mr. Barton also serves on the Compensation Committee of Crown American Realty Trust, of which Mr. Pasquerilla is the Chief Executive Officer.

Compensation Paid to Executive Officers

       The following table sets forth information for the three years ended December 31, 1995, concerning the annual and long-term compensation for services in all capacities to USBANCORP and its banking subsidiaries of those persons who were
(i) the Chief Executive Officer of USBANCORP during the fiscal year ended December 31, 1995, and (ii) the other four most highly compensated executive officers of USBANCORP or its banking subsidiaries (the "Named Officers").

                                                                     Summary Compensation Table

Name and                                                                                     Long Term
Principal Position                                    Annual Compensation                    Compensation(3)

                                                                           Other          Securities
                                                                           Annual         Underlying          All Other
                                      Year  Salary($)  Bonus($)(1)  Compensation($)(2) Options(#)(4) Compensation($)(5)(6)(7)
Terry K. Dunkle....................   1995   231,647      51,561          $  ---            5,000             32,826
  Chairman, President and Chief       1994   215,375      53,844             ---            5,000             33,789
  Executive Officer of USBANCORP      1993   156,480      39,120             ---            4,000             26,755
  and Chairman of the Board of
  U.S. Bank, Three Rivers Bank,
  Community and the Trust Company

Louis Cynkar......................    1995   131,723      15,149           $ ---            1,500             11,946
  Executive Vice President and        1994   127,350       9,551             ---            2,500             10,889
  Corporate Senior Commercial         1993   103,980      16,252             ---            2,000              8,136
  Loan Officer, USBANCORP, Inc.

Dennis J. Fantaski...............     1995   122,720      23,906           $ ---            1,500              6,400
  Former President and Chief          1994   118,000         ---             ---            2,500              8,488
  Executive Officer of Community      1993   100,521      21,890             ---            2,000             15,677
  and Community Savings

Orlando B. Hanselman.............     1995   136,069      26,555           $ ---            1,500             11,273
  Executive Vice President and        1994   117,930         ---             ---            2,500              8,309
  Chief Financial Officer of          1993    92,790      16,965             ---            2,000              5,789
  USBANCORP and President and
  Chief Executive Officer of
  U.S. Bank

W. Harrison Vail..................    1995   134,160      25,566           $ ---            1,500              8,856
  President and Chief Executive       1994   120,000         ---             ---            2,500              9,903
  Officer of Three Rivers Bank,       1993   113,828      28,475             ---            4,000              5,598
  Community and Community
  Savings
__________________

(1) Includes the cash and cash value of stock awards made to executive officers of USBANCORP and its subsidiaries under the Executive Annual Incentive Plan. For purposes of this table, the cash value of the stock awards was determined by multiplying the price USBANCORP paid to acquire the shares in the open market ($33.25) by the number of shares awarded.

(2) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the officer's total compensation (salary and bonus).

(3) USBANCORP has no long-term compensation plan other than the 1991 Stock Option Plan.

(4) Indicates number of shares for which options were granted during 1995, 1994 and 1993 under the 1991 Stock Option Plan.

(5) Includes amounts awarded under the Profit Sharing Plan of USBANCORP and U.S. Bank. All full-time employees of USBANCORP and U.S. Bank are entitled to participate in the Profit Sharing Plan. A contribution during any plan year is equal to 7-1/2% of U.S. Bank's income as defined in the plan.

(6) Includes (a) the value of the premium paid by USBANCORP of $10,000 for a split dollar life insurance policy for Mr. Dunkle, and (b) the premiums paid by USBANCORP and its subsidiaries for life insurance policies with coverage limits above $50,000 to Messrs. Cynkar, Dunkle, Fantaski, Hanselman, and Vail.

(7) Includes amounts contributed under a 401(k) Plan of USBANCORP to Messrs. Fantaski and Vail. Under the USBANCORP sponsored 401(k) plan, employees of Three Rivers Bank and Community Savings are allowed to contribute up to 20% of their compensation to the plan with an employer match of $.50 on each $1.00 of employee contribution up to a maximum of 6% of an employee's compensation.

Option Grants Table

       The following table sets forth information with respect to grants of stock options made during 1995 to the Chief Executive
Officer and each of the Named Officers.

                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
                                                                          Potential
                                     Percent                             Realizable
                                     of Total                              Value
                                     Options                             at Assumed
                                     Granted                               Annual
                       Number of       to                                 Rates of
                       Securities   Employees                            Stock Price
                       Underlying      in    Exercise or  Expira-       Appreciation
                        Options      Fiscal  Base Price   tion           for Option
Name                Granted (#)(1)     Year  ($/Share)    Date              Term($)
                                                                    0%        5%          10%
Terry K. Dunkle.......   5,000        8.8    21.4375   1/24/2005     0      67,410      170,829
Louis Cynkar..........   1,500        2.6    21.4375   1/24/2005     0      20,223       51,249
Dennis J. Fantaski....   1,500        2.6    21.4375   1/24/2005     0      20,223       51,249
Orlando B. Hanselman..   1,500        2.6    21.4375   1/24/2005     0      20,223       51,249
W. Harrison Vail......   1,500        2.6    21.4375   1/24/2005     0      20,223       51,249
Gains applicable to all
shareholders(2).......    ---         ---      ---       ---         0  73,449,547  186,135,573
__________________

(1) Options were granted under the 1991 Stock Option Plan to the Chief Executive Officer and each of the Named Officers on January 24, 1995.

(2) The potential realizable gain to all shareholders (based on 5,448,000 shares of USBANCORP Common Stock outstanding at December 31, 1995, with an assumed market price of $21.4375) at 5% and 10% assumed annual growth rates over a term of ten years is provided as a comparison to the potential gain realizable by the Chief Executive Officer and the Named Officers at the same assumed annual rates of stock appreciation.

Option Exercises and Year-End Value Table

       The following table sets forth information concerning the exercise of options to purchase USBANCORP Common Stock by the Chief Executive Officer and the Named Officers during the year ended December 31, 1995, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1995.


                     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END OPTION/SAR VALUE(1)

                                                         Number of Securities
                                                        Underlying Unexercised           Value of In-the-Money
                          Shares                     Options at December 31, 1995   Options at December 31, 1995(3)
                        Acquired on      Value
Name                   Exercise (#) Realized($)(2) Exercisable(#) Unexercisable(#) Exercisable($)  Unexercisable($)
Terry K. Dunkle.......      1,367        7,722          3,834           9,666          38,783          103,639
Louis Cynkar..........      4,032       43,495            134           3,834           1,241           40,142
Dennis J. Fantaski....      8,500       78,406           -0-             -0-             -0-              -0-
Orlando B. Hanselman..        700        3,412          3,966           3,834          50,652           40,142
W. Harrison Vail......        500        3,375          8,000           4,500         107,896           47,322
_______________________

(1) Stock options were granted to the named executive officers under the 1991 Stock Option Plan on January 24, 1995, February 22, 1994, January 19, 1993 and December 17, 1991. Options become exercisable as follows: one-third one year from date of grant; two-thirds, less the aggregate number previously exercised, two years from date of grant; and the remainder three years from date of grant.

(2) Represents the aggregate market value of the underlying shares of USBANCORP Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(3) "In-the-money options" are stock options with respect to which the market value of the underlying shares of USBANCORP Common Stock exceeded the exercise price at December 31, 1995. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of USBANCORP Common Stock on December 31, 1995. Fair market value was determined by reference to the average of the high and low sale prices of USBANCORP Common Stock as quoted on the Nasdaq Stock Market.

Retirement Plans

Pension Plan - U.S. Bank

       U.S. Bank maintains a qualified defined benefit retirement plan for its employees (the "U.S. Bank Plan"). Remuneration for pension benefit purposes is base pay excluding overtime, bonus or reimbursement of business expense. An employee's benefit under the U.S. Bank Plan is determined on the basis of Final Average Pay which means the average annual base pay received by an employee in the five consecutive years out of the ten ending before his termination of employment for which the average is highest.

       U.S. Bank expects to make a contribution of $990,000 in 1996 for the 1995 plan year.

       Estimated annual benefits payable upon retirement at age 65 after 15 years of service with respect to the specified remuneration are as follows:

                                     PENSION TABLE
                                       U.S. BANK
          Five Calendar Year
            Average Salary             Annual Benefit at
        Preceding Retirement         Normal Retirement Date
              $ 15,000                      $ 5,550
                25,000                        9,250
                40,000                       14,800
                60,000                       22,200
                90,000                       33,300
               100,000                       37,000
               120,000                       44,400
               140,000                       51,800
               150,000(1)                    55,500

_______________________

(1) Effective for retirements on or after January 1, 1994, annual compensation for Plan purposes may not exceed
       $150,000. Employees with compensation exceeding $150,000 in years before 1994 may have larger "preserved benefits."

       The above benefits are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefit are available, in actuarially equivalent amounts. Current remuneration covered by the U.S. Bank Plan (base salary) in 1995 for Messrs. Dunkle, Cynkar and Hanselman was $231,647, $131,723 and $136,069, respectively, subject to the $150,000 limitation. As of December 31, 1995, Mr. Dunkle was credited with eight years of service, Mr. Cynkar with ten years of service and Mr. Hanselman with nine years of service.

       Effective January 1, 1986, the USBANCORP Board of Directors adopted the U.S. Bank Plan for the benefit of employees of USBANCORP on the same terms and conditions as for employees of U.S. Bank. Contributions made by USBANCORP are limited to those employees whose base salaries are paid by USBANCORP.

Supplemental Pension Plan

       The Board of Directors of U.S. Bank on February 20, 1981, adopted a Supplemental Pension Plan under which the Executive
Committee of the Board of Directors may from time to time designate executive officers of U.S. Bank as participants and specify the amount of supplemental pension payment the participant shall receive.

       A participating officer agrees to perform, after retirement, such advisory services as the Executive Committee may reasonably request and enters into a noncompetition agreement with U.S.
Bank. Upon his retirement from U.S. Bank, a participant will be entitled to receive supplemental monthly pension payments in a specified amount for a period of fifteen years. If he should die before retirement while in the service of U.S. Bank or if he should die after payment of benefits has commenced, the participant's spouse, if any, will be entitled to receive one-half of the specified amount for the remainder of the fifteen year period.

       No payments are currently being made under this plan. U.S. Bank purchased an annuity in 1988 for one retired officer who is the only present participant.

       USBANCORP has provided additional life insurance and retirement benefits for Mr. Dunkle funded through a split-dollar life insurance policy. USBANCORP pays a portion of the premiums until Mr. Dunkle's normal retirement. At Mr. Dunkle's retirement, USBANCORP will recover, through a withdrawal from the policy, its cumulative premiums or the policy cash value if less. Mr. Dunkle will receive a paid-up life insurance policy that will include any remaining cash value. If Mr. Dunkle dies prior to retirement, USBANCORP will be reimbursed for its total premiums from the insurance proceeds. The annual premium paid by USBANCORP is $10,000 per year, and USBANCORP has an interest in the policy cash value equal to the lesser of its cumulative premiums or the policy cash value.

       The Compensation Committee determined that it was appropriate to provide additional supplemental retirement benefits to Mr. Dunkle commencing at his retirement, because recent revisions in Code regulations significantly limit retirement benefits payable to highly compensated executives under qualified pension, profit sharing, and 401(k) plans. Accordingly, on February 25, 1994, the Board of Directors of USBANCORP adopted a supplemental executive retirement plan ("SERP") for the benefit of Mr. Dunkle.

       The SERP will provide supplemental retirement benefits to Mr. Dunkle, which, in combination with benefits from all USBANCORP sponsored qualified and non-qualified pension plans, will ensure an appropriate total retirement benefit for Mr. Dunkle. The target retirement benefit is 55% of the final three-year average salary of Mr. Dunkle commencing at his normal retirement age of 65. Although the SERP is an unfunded plan, USBANCORP can set aside assets to meet its obligations under the plan. USBANCORP has purchased a life insurance policy on Mr. Dunkle's life. Assuming continuation of current interest rates and mortality charges, USBANCORP's total premium outlay will be completed by the time Mr. Dunkle attains normal retirement age. The policy is designed to accumulate sufficient cash value at Mr. Dunkle's retirement to allow USBANCORP to recover the after tax cost of each annual SERP payment. In addition, at Mr. Dunkle's death, tax-free life insurance proceeds will reimburse USBANCORP for all unrecovered costs associated with the plan. USBANCORP will not recover interest for the time value of money.

       The life insurance policy has been assigned to a Rabbi Trust established by USBANCORP to assist USBANCORP in satisfying its obligations to Mr. Dunkle. The Trust Company, as trustee, is the policy owner and beneficiary. Mr. Dunkle remains a general unsecured creditor of USBANCORP and the assets of the trust are subject to the claims of creditors.

       The Board of Directors also approved the purchase of an individual disability income policy for Mr. Dunkle. Mr. Dunkle has collaterally assigned the policy to USBANCORP so that in the event of his disability prior to retirement, the policy will pay USBANCORP a monthly benefit sufficient to pay the premium on the SERP life insurance policy on Mr. Dunkle's life. This would relieve USBANCORP of the obligations to pay premiums on the SERP policy if Mr. Dunkle becomes disabled, without reducing the promised SERP retirement benefits to Mr. Dunkle.

Retirement Plan - Three Rivers Bank

       Three Rivers Bank maintained a defined benefit pension plan that was established during 1970 (the "Three Rivers Plan").

       Effective July 1, 1993, the benefit formula of the Three Rivers Plan was revised to duplicate the benefit formula of the U.S. Bank Plan. Employees retiring on or after July 1, 1993, will receive a benefit based upon the U.S. Bank Plan formula but not less than the benefit earned through June 30, 1993, under the former Three Rivers Plan formula.

       Current remuneration covered by the Retirement Plan (base salary) in 1995 for Mr. Vail was $134,160. As of December 31,
1995, Mr. Vail was credited with eleven years of service.

Retirement Plan - Community Savings

       Prior to June 30, 1993, Community Savings maintained a retirement plan (the "Community Plan") for all eligible employees.

       Effective July 1, 1993, the Community Plan was merged into the Three Rivers Plan. Assets and liabilities of the Community Plan were transferred to the Three Rivers Plan. Employees retiring on or after July 1, 1993, will receive a benefit based upon the Three Rivers Plan benefit formula but not less than the benefit earned through June 30, 1993, under the former Community Plan formula. Three Rivers Bank and Community Savings expect to make a total contribution of $741,000 in 1996 for the 1995 plan year to the Three Rivers Plan. Mr. Fantaski voluntarily terminated his employment with Community and Community Savings in April, 1995.

Change in Control Agreements

       In 1994, USBANCORP entered into Change in Control Agreements (the "Agreements") with Messrs. Terry K. Dunkle, Louis Cynkar, Orlando B. Hanselman, and W. Harrison Vail, pursuant to which USBANCORP agreed to provide the executives with severance benefits upon the occurrence of certain enumerated events ("Triggering Events") following a change in control of USBANCORP ("Change in Control") (as defined in the Agreements). The initial term of the Agreements is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Agreements, upon the occurrence of a Triggering Event following a Change in Control, Mr. Dunkle would be entitled to receive approximately 2.99 times his combined salary and bonus which will be determined (a) during the initial three year term of the Agreement by reference to his highest salary and bonus paid in the year in which he is terminated or in any one of the last five fiscal years preceding such termination, and (b) after the expiration of the initial term, by reference to the average of the executive's combined salary and bonus in the preceding five years. The Change in Control Agreements for each of Messrs. Cynkar, Hanselman and Vail are identical, except that Messrs. Cynkar, and Vail will receive one times their combined base salary and bonus and Mr. Hanselman will receive 1.5 times his combined base salary and bonus. The executives, in their discretion, may receive these payments in a lump sum or on a monthly installment basis. The Change in Control Agreements also entitle the executives to continued participation in the employee benefits plans of USBANCORP for a period of three years with respect to Mr. Dunkle, eighteen months with respect to Mr. Hanselman and one year with respect to the other executives.
In addition, the Agreements provide that options held by the executives to acquire USBANCORP Common Stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a Triggering Event following a Change in Control and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive's termination. The Agreements also require USBANCORP to make additional payments to the executives in the event that the severance payments described above result in the imposition of an excise tax, pursuant to Section 4999 of the Code on the payment of such amounts.

Performance Graph

       Set forth is a graph comparing the yearly percentage change in the cumulative total shareholder return on USBANCORP Common Stock against the Nasdaq Stock Market (U.S. Companies) and the NASDAQ Bank Stocks for the five years beginning January 1, 1991 and ended December 31, 1995.


                                        Legend

Symbol    Index Description                  12/31/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
          USBANCORP, INC., PA                  100.3      142.0      180.1      201.4      185.6      303.7

          Index for Nasdaq Stock
            Market (US Companies)               84.9      160.6      186.9      214.5      209.7      296.3

          Index for Nasdaq Bank
            Stocks                              73.2      164.1      238.9      272.4      271.4      404.4


                                     MATTER NO. 2

                                 SHAREHOLDER PROPOSAL

Proposal

       USBANCORP received the following proposal from a shareholder for inclusion in this Proxy Statement:

       "RESOLVED: That the shareholders recommend that, in order to enhance share value, the Board of Directors explore the possible sale of the company for cash and/or securities valued at no less than forty (40) dollars per share."

Opposing Statement of the Board of Directors

       The Board of Directors believes the proposal is contrary to the best interests of the Company and its shareholders, employees and the communities that the Company serves, as well as counterproductive to the goal of maximizing shareholder value.
The Board unanimously recommends that shareholders vote "AGAINST" the proposal.

       Management and the Board are committed to providing a progressive total shareholder return and, to that end, the Board evaluates on an ongoing basis all available alternatives, both transactional and operational, for doing so. All 16 directors are shareholders and, including management, have a sizeable ownership position in the Company. Thirteen of the 16 directors are independent outside directors. To the extent that the proposal is motivated by a concern that transactional alternatives have been overlooked as a means of providing a progressive total shareholder return, the Board believes that the proposal is clearly unnecessary.

       Over the past several years, the Board has pursued a strategic plan focused on maximizing the value of the Company's franchise through improved operating efficiencies (based on tight expense controls and high asset quality standards) and disciplined in-market acquisitions to increase market penetration and achieve significant cost savings. As a result of these programs:

       - net income (exclusive of extraordinary acquisition-related charges) has increased at an average annual rate of 27% in the last five years;

       - the Company's net overhead expense ratio has declined from a high of 69% in 1991 to 58% in 1995; and

       - the common dividend per share has increased from $0.55 in 1991 to $1.06 in 1995, representing an average annual growth rate of 18%.

The market has begun to recognize the successes achieved through this strategic plan and, as a result, the Company's stock price rose by $12.00 per share or 57% and shareholder value has increased by $64 million in 1995 alone. Over the five year period 1991-1995, the Company's total shareholder return was 212% compared to the S & P 500 Index of 115%. The Board of Directors believes that the Company has achieved significant forward momentum and is poised to build on these recent achievements to continue to enhance shareholder value. Accordingly, the Board of Directors believes that a sale of the Company at this time would not provide the best price for shareholders, but instead would deprive shareholders of the full benefits of the Company's current strategic plans.

       The Board believes that the proposal would seriously disrupt the Company's business operations. From a business development standpoint, the proposal may be misinterpreted by potential customers. Many existing customers of the Company's banking subsidiaries have relationships with these banks because they are independent and service-oriented. The proposal, if adopted, would weaken a cornerstone of the Company's long-term strategy by placing doubts in the minds of customers as to the future ownership of the Company and as to the implications of a possible ownership change for ongoing and future customer relationships. Creating doubts in the minds of loyal customers may very well undermine the strength of the goodwill and profitability created from our history of service.

       Finally, the Board believes that adoption of the proposal would in effect put the Company "in play" and thereby handicap the Board's ability to maximize shareholder value. A "forced sale" of the Company under these circumstances would seriously undermine the Board's ability to negotiate a transaction in confidence and from a position of strength, thus reducing, rather than maximizing, the value of our shareholders' investment in the Company.

       FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS
RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                                 FINANCIAL INFORMATION

       Requests for printed financial material for USBANCORP or any of its subsidiaries - annual reports, Forms 10-K and 10-Q and Call Reports - should be directed to Orlando B. Hanselman,
Executive Vice President and Chief Financial Officer, USBANCORP,
Inc., Main & Franklin Streets, P.O. Box 670, Johnstown, PA
15907-0670, telephone (814) 533-5319.

                             TRANSACTIONS WITH MANAGEMENT

       Certain directors, nominees and executive officers and/or their associates were customers of and had transactions with USBANCORP or its subsidiaries during 1995. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. These loans represented in the aggregate less than 3.6% of shareholders' equity as of December 31, 1995.

       Mr. Adams, a director of USBANCORP, Three Rivers Bank and the Trust Company, is a partner in a law firm which rendered services to Three Rivers Bank during 1995 and will render such services in 1996.

                            INDEPENDENT PUBLIC ACCOUNTANTS

       Arthur Andersen LLP has audited USBANCORP's financial statements for the fiscal year ended December 31, 1995, and the report on such financial statements appears in the Annual Report to Shareholders. Arthur Andersen LLP has been selected by the USBANCORP Board of Directors to perform an examination of the consolidated financial statements of USBANCORP for the year ending December 31, 1996.

       Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                     OTHER MATTERS

       The Board of Directors knows of no other matters to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                    SHAREHOLDERS PROPOSALS FOR NEXT ANNUAL MEETING

       Any shareholder desiring to present a proposal to be considered at the 1997 Annual Meeting of Shareholders should submit the proposal in writing to: Terry K. Dunkle, Chairman, President and Chief Executive Officer, USBANCORP, Inc., Executive Offices, Main and Franklin Streets, P.O. Box 670, Johnstown, PA 15907-0670 no later than November 22, 1996.

                                        By Order of the Board of Directors


                                        /s/ Betty L. Jakell
                                        Betty L. Jakell
                                        Secretary


March 22, 1996

                                       APPENDIX

                                    USBANCORP, INC.

                            ANNUAL MEETING OF SHAREHOLDERS



                                         PROXY

       The undersigned shareholder(s) of USBANCORP, Inc., Johnstown, Pennsylvania do(es) hereby appoint Earl F. Glock and James V. Saly, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my
(our) name(s) on its books on March 5, 1996 at the Annual Meeting of its Shareholders to be held at the Holiday Inn, Cambria Room, 250 Market Street, Johnstown, Pennsylvania 15901-2996, on Tuesday, April 23, 1996, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.

                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE
_________________________________________________________________
                                    [Reverse Side]

USBANCORP, Inc.                                      THIS IS YOUR PROXY
                                                     YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

                                  COMPANY HIGHLIGHTS

* For 1995 the Company's net income was $15.8 million or $2.87 on a fully diluted per share basis. The Company's 1995 performance reflects a 19.7% earnings increase and a 13% improvement in fully diluted earnings per share when compared to the $13,202,000 or $2.54 per fully diluted share, exclusive of an acquisition charge, reported for 1994.

* The success of your Company's diligent work to control overhead expenses and realize economies and efficiencies from completed acquisitions has improved its efficiency ratio from 73.10% in 1991 to 66.97% in 1995. It is management's goal to reduce this ratio to less than 60% over the next 12 to 18 months.

* The total return of your Company's stock in 1995, including investment of dividends, was 64%; over the past five years the average annual return was 26%. The Company's common stock market price per share at December 31, 1995, was $33.

[X]    Please mark votes as in this example.

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED SHALL
BE VOTED IN FAVOR OF ITEM 1, AGAINST ITEM 2 AND IN THE BEST
JUDGMENT OF THE PERSONS NAMED IN THIS PROXY WITH RESPECT TO
ITEM 3.

1.     Election of Class 1 Directors for Terms Expiring 1999.
       Nominees:  Jerome M. Adams, James M. Edwards, Sr.,
       Richard W. Kappel, James C. Spangler and Robert L. Wise

       [    ]       FOR                        [    ]       WITHHELD

       [    ] ______________________
               For all nominees as
               written on the line
               above

       [    ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

       [    ] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

2.     Shareholder proposal regarding solicitation of offers.

     [    ] FOR       [    ] AGAINST       [    ] ABSTAIN

3. In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO EXERCISE.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment thereof. I
(we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 22, 1996.

Please sign and return promptly in enclosed addressed envelope.

Please date and sign exactly as your name(s) appear(s) hereon.
When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.

Signature:_________________________                  Date:____________________

Signature:_________________________                  Date:____________________